EXHIBIT 10.5

FIRST AMENDMENT

TO THE

Zions Bancorporation Restated Deferred Compensation Plan

This First Amendment to the Zions Bancorporation Restated Deferred Compensation Plan (the “Plan”) is made effective the 1st day of January, 2007, by Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been amended and restated in its entirety effective for the Plan Year commencing on January 1, 2005, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Committee, for and on behalf of the Employer as a result of recent announcement by the Internal Revenue Service in Notice 2006-79 extending until December 31, 2007, the right of a Participant to amend or provide for a new election with respect to the time and form of payment of such Participant’s benefit and not be subject to the required minimum five year delay under Section 409A(a)(4) to December 31, 2007; and

WHEREAS, the Committee wishes to modify the conditions upon which a Participant may be subject to divestment of such Participant’s benefit; and

WHEREAS, these amendments are within the authority granted to the Committee by the Employer.

NOW THEREFORE, in consideration of the foregoing premises the Committee adopts the following amendments to the Plan (amended language is in bold italics):

(Right to Modify Elections Until December 31, 2007)

1. The following paragraph is added to the end of Section 3.5:

Until December 31, 2007 or such other time as allowed by the Internal Revenue Service, a Participant may amend an existing Deferred Compensation Agreement or complete a new Deferred Compensation Agreement modifying the time and/or form of payment of all or a portion of such Participant’s Deferral Account without regard to the requirement in Section 409A(a)(4) that postponement in starting date for a distribution be for a minimum of five years from the previously selected payment start date. Any such amendment or new election must be made on or before December 31,

2007 (or such other date as allowed by the Internal Revenue Service) and must not take effect earlier than 12 months from the date of such amendment.

(Vesting)

2. Section 4.2 is amended as follows:

4.2 Vesting. A Participant’s interest in the amounts in his or her Deferral Account attributable to (i) Compensation deferred pursuant to Sections 3.2 through 3.4 of the Plan and (ii) any earnings credited to the Participant’s Deferral Account pursuant to Section 5.5, shall be at all times fully vested and nonforfeitable. Notwithstanding the foregoing, all amounts in a Participant’s Deferral Account, including earnings thereon, shall be subject to offset as described in the next paragraph below.

The amounts in the Participant’s Deferral Account, including earnings thereon, shall be subject to offset (without regard to prior vested status or whether payment of such amounts has commenced under Article 6) in the event and to the extent that the Company obtains through arbitration, a court proceeding or a combination of both, an award/judgment against such Participant. In the event that proceedings have been instituted to allow the Company to obtain an award or judgment against such Participant, such Participant’s account will be frozen and no payments will be made until the proceedings have been completed. If the Company is successful in obtaining a judgment/award against such Participant, the Company shall have a right of offset against such Participant’s account for the full amount of the judgment/award including costs and attorney’s fees.

3. In all other respects the Plan is ratified and approved.

Dated this 9th day of January, 2007.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By	/S/ DIANA M. ANDERSEN
Diana M. Andersen